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                           1997 PERFORMANCE BONUS PLAN


All employees of the company are eligible to receive quarterly cash bonuses based on quarterly results. The components used to determine the ultimate quarterly bonus payment are as follows:

IN FORCE PREMIUM         In force premium is the annualized total premiums in
                         effect at any one point in time.

LOSS RATIO               Claim costs divided by earned premium.

NET INCOME               Pre-tax, pre-bonus operating profit.

Targets were established for each of the identified components above based on the 1997 business plan goals. The amount of the bonus payment is determined based on actual performance compared to the established Bonus Plan targets.